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                                                                   EXHIBIT 10.13


                               September 16, 1999

                                  CONFIDENTIAL


Mr. Mark Kohler
Kohler-Stephens, Ltd.
P.O. Box 601354
Dallas, Texas 75360

Gentlemen:

         This letter sets forth the intent of the parties and certain agreements by which Rushmore Financial Group Inc., a Texas corporation ("Rushmore") will borrow and Kohler-Stephens, Ltd. ("KSL") will loan to Rushmore up to $2 million as set forth in this letter.

         1. Upon the execution of this Letter of Agreement, KSL will loan Rushmore at least $490,000 and not more than $2 million (the "Loan"). The Loan will be evidenced by a promissory note in the principal amount of $2 million, or so much thereof as may be advanced pursuant hereto. The initial advance of $490,000 will be made by Noon, C.D.T. on September 24, 1999, in currently available funds deposited to Rushmore's credit in the Town North National Bank. KSL has already advanced $10,000 of the initial advance. If KSL fails or refuses to advance the balance of the initial $490,000, Rushmore shall be entitled to retain the $10,000 as liquidated damages. The amount of the Loan in excess of $490,000 (the "Second Advance"), will be at the sole discretion of KSL. The Second Advance must be funded on or before the close of business on October 15, 1999 in the same manner as the initial advance.

         2. The Loan will bear interest to maturity at 7.5% per annum and shall be due on or before March 31, 2000.

         3. It is the intent of the parties hereto that Rushmore pay off the Loan by issuing to KSL Rushmore Common Stock (the "Stock") at $4.00 per share on or before October 10, 1999. Rushmore shall exercise its best efforts to obtain the approval of its shareholders for the issuance of Stock for this purpose. It is contemplated, but not assured, that such approval will be obtained at a special shareholders' meeting on October 4, 1999. If such approval is obtained, Rushmore will pay off the Loan by issuing Stock as soon as practicable after October 4, 1999. The Stock shall be issued out of Rushmore fully authorized previously unissued Stock.

         4. As additional consideration for the Loan, Rushmore shall issue to KSL warrants (the "Warrants") to purchase up to 250,000 shares of Rushmore Stock upon the following terms:

            4.1 the Warrants must be exercised, if at all, within five years after the issue date;

            4.2 if exercised prior to March 31, 2000, the exercise price shall be the greater of sixty percent (60%) of the "Stock Price" (as defined below) or $4.00 per share;



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            4.3   if exercised after March 30, 2000, but before December 31,
                  2000, the exercise price shall be the greater of sixty percent (60%) of the Stock Price or $5.50 per share; and

            4.4 if exercised after December 30, 2000, the exercise price shall be the greater of sixty percent (60%) of the Stock Price or $7.00 per share.

            4.5 As used herein "Stock Price" means the average closing bid price for publicly-traded Rushmore Stock during the last five trading days prior to the date of Warrant exercise.

         5. The Stock, Warrants and Stock issued pursuant to exercise of the Warrants, shall be restricted, letter-type stock, which may not be transferred except pursuant to a public offering of Stock incident to such an offering, if any, by Rushmore, or if in the opinion of counsel to Rushmore, the proposed disposition does not require registration and will not be deemed a distribution by Rushmore.

         If this letter of intent meets with your approval please execute a copy of this letter in the space provided below and return one original.

                                         Sincerely,

                                         Rushmore Financial Group, Inc.


                                              By /s/ D. M. (Rusty) Moore, Jr.
                                              ---------------------------------
                                         By:  D. M. (Rusty) Moore, Jr.
                                              President

Agreed:

Kohler-Stephens, Ltd.
a Texas Limited Partnership
By:  M2KGO.Com, L.L.C., General Partner


    By /s/ Mark Kohler
    -------------------------------
By: Mark Kohler, Manager